Exhibit 4.3

[LETTERHEAD OF SOCIETE GENERALE]

To:	SMITHFIELD FOODS, INC. (the Company) for itself and as agent for each of the other Obligors and Security Providers party to the Agreement (as defined below) and the Campofrio Security Document

200 Commerce Street

Smithfield, Virginia 23430

USA

For the attention of:     Carey Dubois

13 August 2007

Dear Sirs,

euro 300,000,000 credit agreement (the Agreement) dated 22 August 2006 for Smithfield Capital Europe BV between (among others) Smithfield Capital Europe BV, the Company and Société Générale as facility agent (the Facility Agent)

1.	Background

(a)	We refer to the Agreement. This letter is supplemental to and amends the Agreement.

(b)	Pursuant to clause 37.1 (Required consents) of the Agreement, the Majority Lenders have consented to the amendments and the waiver to the terms of the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

(c)	Under a letter dated 26 July 2007, the Company has requested that the Majority Lenders:

(i)	waive the requirement under Clause 6(a) (Extension option) of the Agreement that the Borrower provides any Extension Request before the first anniversary of the Agreement (the First Extension Request) no later than 60 days before that anniversary and accept, in lieu of a valid Extension Request under that Clause, the letter dated 25 July 2007 from the Company to the Facility Agent (the Request Letter) as constituting a valid Extension Request (notwithstanding the date of the Request Letter); and

(ii)	in relation to the First Extension Request only, consent to amend Clause 6(f) and (g) (Extension option) of the Agreement so that any reference to “the date falling 30 days from the date of the relevant Extension Request” will be read as a reference to “10 August 2007”.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter, unless expressly defined in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)	Effective Date means 10 July 2007 or such other date as the Company and the Facility Agent agree.

3.	Waiver of certain obligations

The Majority Lenders have agreed to waive the requirements under Clause 6(a) (Extension option) of the Agreement referred to in paragraph 1(c)(i) above. Accordingly, we are authorised to confirm that the requirements under Clause 6(a) (Extension option) of the Agreement referred to in paragraph 1(c)(i) above are waived with effect from the date on which the Obligors and the Security Providers countersign this letter.

4.	Amendments

(a)	Subject to subparagraph (b) below, the Agreement will be amended on and from the Effective Date in accordance with subparagraph (c) below.

(b)	The Agreement will not be amended by this letter unless the Facility Agent notifies the Company and the Lenders that it has received a copy of this letter countersigned by the Obligors and Security Providers. The Facility Agent must give this notification as soon as reasonably practicable.

(c)	The Agreement will be amended as follows:

In each of paragraphs (f) and (g) of clause 6 (Extension option), the following wording will be added before “on or before the date falling 30 days from the date of the relevant Extension Request”:

“, in the case of an Extension Request made before the first anniversary of the Signing Date only, on or before 10 August 2007, and any other cases,”.

5.	Representations

Each Obligor and each Security Provider confirms to each Finance Party that on the date of this letter and on the Effective Date the Repeating Representations and the representations under the Campofrio Security Document:

(a)	are true; and

(b)	would also be true if references to the Agreement were construed as references to the Agreement as amended by this letter.

Each Repeating Representation and each representation under the Campofrio Security Document is applied to the circumstances existing at the time the Repeating Representation is made.

6.	Consents

Each Obligor and each Security Provider:

(a)	agrees to the amendments and waiver of the Agreement as contemplated by this letter; and

(b)	with effect from the Effective Date, confirms that any guarantee or security given by it under a Finance Document will:

(i)	continue in full force and effect; and

(ii)	extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Document as amended by this letter.

7.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)	Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

8.	Governing law

This letter is governed by English law.

/s/ Sebastien Ribatto
For
SOCIETE GENERALE as Facility Agent for and on behalf of the other Finance Parties

We agree with the terms of this letter.

/s/ Carey J. Dubois
For
SMITHFIELD FOODS, INC.

Date: August 14, 2007

/s/ Carey J. Dubois
For
SMITHFIELD CAPITAL EUROPE BV.

Date: August 14, 2007

/s/ Richard J.M. Poulson
For
SMITHFIELD ROMANIA SRL

Date: August 14, 2007

/s/ Richard J.M. Poulson
For
SMITHFIELD PROCESARE SRL.

Date: August 14, 2007

/s/ Charles Griffith
For
PRIMA FARMS Sp. z o.o.

Date: August 14, 2007

/s/ Carey J. Dubois
For
COLD FIELD INVESTMENTS LLC

Date: August 14, 2007

/s/ Brad Adderley
For
SMITHFIELD INSURANCE CO. LTD

Date: August 14, 2007

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